Exhibit 99.5
CONSENT OF RAYMOND JAMES LTD.
     We hereby consent to the inclusion of our opinion letter to the Special Committee of the Board of Directors of Terra Nova Royalty Corporation (“Terra Nova”) as an exhibit to this Amendment No. 3 to Registration Statement No.333-169819 on Form F-4 relating to the tender offer by Terra Nova for all of the issued and outstanding class A common shares of Mass Financial Corp. and to the references to such opinion therein.
     In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
RAYMOND JAMES LTD.
Dated: November 5, 2010